Exhibit 23.3
[Drewry Shipping Consultants Ltd. Letterhead]
Ridgebury Tankers Ltd
625 Ridgebury Road
Ridgefield, CT 06877
USA
Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022
5th August, 2010
Dear Sir/Madam:
Reference is made to the Form S-1/A registration statement (the “Registration Statement”), relating to the public offering of common shares, par value $0.01 per share, of Ridgebury Tankers Ltd (the “Company”). We hereby consent to all references to our name in the Registration Statement and the use of the statistical information supplied by us set forth in the sections of the Registration Statement entitled “Prospectus Summary”, “Risk Factors”, “Business” and “The International Oil Tanker Shipping Industry”. We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:
•	We have accurately described the international oil tanker shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and
•	Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker shipping industry.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form S-1/A to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled “Experts”.
Yours sincerely
/s/ Nigel Gardiner
Nigel Gardiner
Managing Director
Drewry Shipping Consultants Ltd.
Drewry Shipping Consultants Limited — registered in London, England No. 3289135